Exhibit 10.8

PURCHASE AND REGISTRATION RIGHTS AGREEMENT

PURCHASE AND REGISTRATION RIGHTS AGREEMENT, dated as of November [ • ], 2017 (this “Agreement”), by and between Workspace Property Trust, a Maryland real estate investment trust (the “Company”) and Safanad Suburban Office Partnership, LP (“SSOP”), a Delaware limited partnership, SSOP Management, LLC (“SSOP Management”), a Delaware limited liability company, and SSOP SLP Splitter, LLC (“SSOP Splitter”), a Delaware limited liability company (each of SSOP, SSOP Management and SSOP Splitter being referred to herein individually as a “Safanad Entity” and collectively as “Safanad”).

RECITALS

WHEREAS, the Company has entered into an underwriting agreement, dated as of the date hereof (the “Underwriting Agreement”), with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriters”) in connection with the initial public offering of the Company (the “IPO”), pursuant to which the Company has agreed to sell common shares of beneficial interest, $0.01 par value per share (the “Shares”), as set forth in the final prospectus filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the IPO on or immediately following the date hereof (the “Prospectus”);

WHEREAS, at Closing (as defined below), Safanad will own a number of common units of limited partnership interest (the “Units”) in Workspace Property Trust, L.P., a Delaware limited partnership (the “OP”);

WHEREAS, the Units are subject to certain restrictions on redemption pursuant to the Second Amended and Restated Limited Partnership Agreement of the OP dated as of the date hereof (the “Partnership Agreement”);

WHEREAS, pursuant to a letter dated October 26, 2017, the Company has agreed to waive the prohibition on redemptions of the Units held by Safanad during the Twelve-Month Period (as defined in the Partnership Agreement) if such redemption is requested at any time more than six months following the closing of the IPO (the “Letter Agreement”);

WHEREAS, pursuant to the Registration Rights Agreement dated as of the date hereof by and among the Company, the OP, Safanad and certain other holders of Shares (the “Registration Rights Agreement”), holders of Shares have been granted certain registration rights with respect to the Shares; and

WHEREAS, the Company and Safanad have agreed that the Company will repurchase up to $50 million of Units (based on the initial offering price of the Shares set forth on the front cover of the Prospectus) (the “Purchased Units”) from Safanad in connection with the exercise by the Underwriters of their over-allotment option under the Underwriting Agreement, if, when and to the extent such over-allotment option is exercised, and that Safanad will be granted certain registration rights in addition to the rights set forth in the Registration Rights Agreement, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Defined Terms.   Capitalized terms used and not defined herein shall have the meanings set forth in the Registration Rights Agreement.  For purposes of this Agreement:

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any federal, state or local tax lien and any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership (except for such conditions and such restrictions on transfer as may apply pursuant to applicable securities Law and/or the terms of the Partnership Agreement).

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Party” means each of the Company and each Safanad Entity.

ARTICLE II
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of the Units.  If, when and to the extent the Underwriters exercise their over-allotment option, the Company shall use the first $50 million of the net proceeds from the sale of additional Shares to purchase the Purchased Units (or if the net proceeds realized upon any such exercise are less than $50 million, then such lesser amount of net proceeds that are so realized).  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Safanad shall sell, assign, transfer, convey and cause to be delivered to the Company the Purchased Units, free and clear of all Encumbrances, and the Company, in reliance on the representations, warranties and covenants of Safanad contained herein, shall purchase the Purchased Units, at a purchase price per Unit (the “Purchase Price”) equal to the initial public offering price set forth on the front cover of the Prospectus.

Section 2.2                                    Closing. The sale and purchase of the Purchased Units shall take place at a closing (the “Closing”) to be held at or directed from the offices of Seyfarth Shaw LLP, 620 Eighth Avenue, New York, New York 10018, concurrently with or immediately following the closing under the Underwriting Agreement with respect to the exercise of the over-allotment option by the Underwriters.  The day on which the Closing takes place is referred to as the “Closing Date.”  In connection with the Closing, Safanad shall advise the Company of the number of Purchased Units, if any, to be sold by each Safanad Entity. At the Closing and to the extent the Underwriters exercise their over-allotment option, immediately following such exercise and the receipt by the Company of the net proceeds of the Shares sold by it in connection therewith (i) the Company shall pay or cause to be paid the Purchase Price for the Purchased Units by wire transfer of immediately available funds to an account or accounts designated by Safanad, and (ii) Safanad shall deliver or cause to be delivered the Purchased Units to the Company (or its designee).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SAFANAD

Each Safanad Entity hereby represents and warrants to the Company as follows:

Section 3.1                                    Organization.  Such Safanad Entity is a limited partnership or limited liability company, as the case may be, duly formed and validly existing under the laws of the State of Delaware.

Section 3.2                                    Authority.  Such Safanad Entity has the requisite limited partnership power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by such Safanad Entity, and the performance by such Safanad Entity of its obligations under this Agreement, have been duly and validly authorized by all necessary action on scuh Safanad Entity’s part.  This Agreement has been duly executed and delivered by such Safanad Entity, and constitutes the legal, valid and binding obligation of such Safanad Entity, enforceable against such Safanad Entity in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 3.3                                    No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery by such Safanad Entity of this Agreement, the performance by such Safanad Entity of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(i)                                     conflict with or violate such Safanad Entity’s organizational documents;

(ii)                                  conflict with or violate in any material respect Laws applicable to such Safanad Entity or the Units or otherwise applicable to such Safanad Entity’s consummation of the transactions contemplated hereby; or

(iii)                               result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Encumbrance on any Purchased Units pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which such Safanad Entity is a party or is bound or by which any of the Purchased Units are bound or affected (except, in the case of the foregoing clause (ii) or this clause (iii), for any such violation, breach default as would not prevent such Safanad Entity from consummating the transactions contemplated hereby and other than consents that will have been obtained on or prior to the Closing and that will be in full force and effect as of such Closing, notices that will have been duly made on or prior to the Closing and rights that will have been waived on or prior to such Closing, which waivers will be in full force and effect as of such Closing or any such consents, notices or waivers the failure of which to have been obtained, made or received would not prevent such Safanad Entity from consummating the transactions contemplated hereby).

(b)         Such Safanad Entity is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution and delivery by such Safanad Entity of this Agreement or the performance by such Safanad Entity of its obligations under this Agreement, other than any filing by such Safanad Entity and/or any affiliate of such Safanad Entity with the SEC that may be required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or except as would not prevent such Safanad Entity from consummating the transactions contemplated hereby.

Section 3.4                                    Title to Units.  Such Safanad Entity is the record and legal owner of the Purchased Units to be purchased from it.  Such Safanad Entity has the right, authority and power to sell, assign and transfer such Purchased Units to the Company.  Upon delivery to the Company of such Purchased Units at the Closing and the Company’s payment of the Purchase Price for such Purchased Units, the Company shall acquire good, valid and marketable title to such Purchased Units, free and clear of any Encumbrance.

Section 3.5                                    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Safanad Entity.

Section 3.6                                    No Other Representations or Warranties.  Such Safanad Entity acknowledges and agrees that it is not relying upon any representations or warranties of the Company, express or implied, except those contained herein, and such Safanad Entity specifically does not request, desire or require the Company to make any other representations or warranties whatsoever with respect to the Company or the Purchased Units or any other matter with respect to any of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Safanad Entity as follows:

Section 4.1                                    Organization.  The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

Section 4.2                                    Authority.  The Company has the requisite trust power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations under this Agreement, have been duly and validly authorized by all necessary trust action.  This Agreement has been duly and validly executed and delivered by the Company.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3                                    No Conflict; Consents.

(a)                                 The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(i)                                     conflict with or violate the declaration of trust or bylaws of the Company;

(ii)                                  conflict with or violate in any material respect Laws applicable to the Company or otherwise applicable to the transactions contemplated hereby; or

(iii)                               result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Company is a party (except, in the case of the foregoing clause (ii) or this clause (iii), for any such violation, breach default as would not prevent the Company from consummating the transactions contemplated hereby and other than consents that will have been obtained on or prior to the Closing and that will be in full force and effect as of such Closing, notices that will have been duly made on or prior to the Closing and rights that will have been waived on or prior to such Closing, which waivers will be in full force and effect as of such Closing or any such consents, notices or waivers the failure of which to have been obtained, made or received would not prevent the Company from consummating the transactions contemplated hereby).

(b)                                 The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution and delivery by the Company of this Agreement or the performance by the Company of its obligations under this Agreement, other than any filing by the Company with the SEC that may be required pursuant to the Exchange Act or except as would not prevent the Company from consummating the transactions contemplated hereby.

Section 4.4                                    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company (other than underwriting discounts and commissions payable in connection with the sale of shares pursuant to the Underwriting Agreement).

Section 4.5                                    No Other Representations or Warranties.  The Company acknowledges and agrees that it is not relying upon any representations or warranties of any Safanad Entity, express or implied, except those contained herein, and the Company specifically does not request, desire or require any Safanad Entity to make any other representations or warranties whatsoever with respect to Safanad and/or the Units or any other matter with respect to any of the transactions contemplated hereby.

ARTICLE V
COVENANTS

Section 5.1                                    Consents and Filings; Further Assurances.  The Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.  Without limiting the foregoing, the Company covenants and agrees that it shall use commercial best efforts to do all things necessary or appropriate to effectuate any election or request by Safanad of a waiver pursuant to the Letter Agreement so as to permit the realization by Safanad of the registration rights provided for by this Agreement.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                                    General Conditions.  The respective obligations of the Company and Safanad to consummate the sale and purchase of the Purchased Units contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided, that such waiver shall only be effective as to the conditions to the obligations of the waiving Party):

(a)                                 No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the sale and purchase of the Purchased Units contemplated by this Agreement.

Section 6.2                                    Conditions to Obligations of Safanad.  The obligation of Safanad to consummate the sale and purchase of the Purchased Units contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by Safanad in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects both when made and as of the Closing Date.  The Company shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b)                                 Purchase Price.  The Company shall have delivered the Purchase Price for the Purchased Units, as specified in Section 2.1 hereof.

Section 6.3                                    Conditions to Obligations of the Company.  The obligation of the Company to consummate the purchase of the Purchased Units contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Company in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of each Safanad Entity contained in this Agreement shall be true and correct in all respects both when made and as of the Closing Date.  Each Safanad Entity shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b)                                 Instruments of Transfer.  Safanad shall have delivered to the Company appropriate instruments of transfer to effect the delivery of the Purchased Units to the Company in accordance with Article II.

(c)                                  Exercise of Over-Allotment Option.  The IPO shall have been consummated, and the Underwriters shall have exercised their over-allotment option in whole or in part in accordance with the Underwriting Agreement, and closing with respect thereto shall be occurring concurrently with or prior to the Closing.

ARTICLE VII
REGISTRATION RIGHTS

Section 7.1                                    Registration Rights.  To the extent that the Underwriters do not exercise their over-allotment option or the Company does not repurchase $50 million of Units from Safanad with proceeds from any such exercise, Safanad shall be granted the registration rights set forth in Sections 7.2 and 7.3 for up to $65 million of Shares (before underwriting discounts), less the amount of any Units that the Company repurchased from Safanad in connection with any exercise of the over-allotment option by the Underwriters (the “Safanad Registrable Shares”), provided, however, that if the Company has repurchased $50 million of Units from Safanad in connection with the exercise of the over-allotment option by the Underwriters, no registration rights shall be granted to Safanad pursuant to this Article VII.

Section 7.2                                    Safanad Demand Registration.

(a)                                 Request for Registration.  If Safanad gives notice of its exercise of the waiver pursuant to the Letter Agreement and some or all of its Units are to be redeemed for Shares in accordance with the Partnership Agreement in connection therewith, then at any time concurrently with or after giving of such notice until the one year anniversary of the consummation of the IPO (the “Safanad Registration Rights Period”), Safanad may make a written request for registration under the Securities Act of all or part of the Safanad Registrable Shares (a “Safanad Demand Registration”).  The Company shall not be obligated to effect more than one (1) Safanad Demand Registrations pursuant to this Section 7.2.  Any request for a Safanad Demand Registration will specify the number of Safanad Registrable Shares  proposed to be sold and will also specify the intended method of disposition thereof.

(b)                                 Effective Registration.  A registration will not count as a Safanad Demand Registration until it has become effective.

(c)                                  Underwritten Safanad Demand Registrations.  If Safanad so elects by written notice to the Company, the offering of such Safanad Registrable Shares pursuant to such Safanad Demand Registration shall be in the form of an underwritten offering. The Company shall select the Underwriter or Underwriters to serve as book-running manager or managers in connection with any such Safanad Demand Registration and any additional investment banks and managers to be used in connection with the offering, provided, however that the book-running manager(s) shall be reasonably acceptable to Safanad; provided, further, that any of the book-running managers for the IPO shall be deemed acceptable to Safanad as book-running managers in connection with any Safanad Demand Registration.  Any request for an underwritten offering hereunder shall be made to the Company in accordance with the notice provisions of this Agreement.

Section 7.3                                    Safanad Piggy-Back Registration. If, at any time following the completion of the IPO and prior to the expiration of the Safanad Registration Rights Period, the Company proposes to file a registration statement under the Securities Act with respect to an underwritten offering of Shares by the Company for its own account or for the account of any of its respective securityholders (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or filed in connection with an exchange offer or offering of securities solely to the Company’s existing securityholders), then the Company shall give written notice of such proposed filing to Safanad as soon as practicable (but in no event less than five (5) Business Days before the anticipated filing date), and such notice shall offer Safanad the opportunity to register such number of Safanad Registrable Shares as Safanad may request (a “Safanad Piggy-Back Registration”).  The Company shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Safanad Registrable Shares requested to be included in a Safanad Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein.  The foregoing notwithstanding, the Company shall not be obligated to effect, or take any action to effect, a Safanad Piggy-Back Registration if Safanad has previously sold all of the Safanad Registrable Shares.  The right set forth in this Section 7.3 shall be available if Safanad makes a request for waiver pursuant to the Letter Agreement in connection with the exercise of its piggy-back rights hereunder and its Units are to be redeemed for Shares in accordance with the Partnership Agreement in connection with such request.

Section 7.4                                    Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an underwritten offering pursuant to a Safanad Piggy-Back Registration advise in writing to the Company and Safanad that the size of the offering that Safanad and/or the Company participating in such offering intend to make is such that the success of the offering would be materially and adversely affected by inclusion of the Safanad Registrable Shares requested to be included, then the number of Shares to be offered for the account of the Company shall have priority and the number of shares to be offered for the account of Safanad shall be reduced (according to the number of Shares included in such registration statement) to the extent necessary to reduce the total number of Shares to be included in such offering to the number of Shares recommended by such managing Underwriter(s).  For the avoidance of doubt (a) in the case of a Safanad Demand Registration, Safanad shall have priority over any other party to the extent any other party seeks to have securities included in such registration or offering and (b) in the case of a Safanad Piggy-Back Registration, Safanad shall have priority over any party, other than the Company selling securities for its own account, seeking to have securities included in such registration or offering.

Section 7.5                                    Waiver.  Attached hereto as Exhibit A is a waiver from all Holders who are parties to the Registration Rights Agreement of their rights under Section 2.3 of the Registration Rights Agreement with respect to a Safanad Demand Registration or a Safanad Piggy-Back Registration.

Section 7.6                                    Additional Registration Terms and Procedures.  The Parties agree that the terms, provisions and procedures set forth in Section 2.5 through 2.14 of the Registration Rights Agreement shall apply to any Safanad Demand Registration or Safanad Piggy-Back Registration effected pursuant to this Agreement; provided that notwithstanding Section 2.5(a) of the Registration Rights Agreement, a Suspension Event shall not apply to any Safanad Demand Registration or Safanad Piggy-Back Registration pursuant to this Agreement more than one time or for more than an aggregate of forty-five (45) days during the Safanad Registration Rights Period.

ARTICLE VIII
TERMINATION

Section 8.1                                    Termination.  This Agreement may be terminated at any time by mutual written consent of the Parties prior to the Closing.  In addition, in the event that the Underwriting Agreement is terminated for any reason prior to the closing of the IPO, this Agreement shall automatically terminate without the need for any notice from or further action by any Party.

Section 8.2                                    Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party to another Party, except that (a) the provisions of this Section 8.2 and Article IX shall survive termination, and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                    Fees and Expenses.  Except as set forth in the Registration Rights Agreement, each of the Parties shall bear its own fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby ; provided, however, that in any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover costs and attorneys’ fees.

Section 9.2                                    Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by or on behalf of each Party.

Section 9.3                                    Waiver.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer or other authorized representative on behalf of such Party.

Section 9.4                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of the receipt thereof by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next- day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)                                     if to the Company, to:

Workspace Property Trust

700 Dresher Road, Suite 150

Horsham, Pennsylvania 19044

Attention: Christopher B. Allen, Chief Financial Officer

Email: callen@workspaceproperty.com

With a copy (which shall not constitute notice) to:

Seyfarth Shaw LLP

620 Eighth Avenue

New York, New York 10018

Attention: Blake Hornick
Email: BHornick@seyfarth.com

(ii)                                  if to Safanad or to any Safanad Entity, to:

c/o Safanad Suburban Office Partnership, LP

505 Fifth Avenue

24th Floor

New York, New York 10017

Attention: [ • ]

Email: [ • ]

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Glenn Pollner

Email: GPollner@gibsondunn.com

Section 9.5                                    Interpretation.  When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of or to this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.6                                    Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral agreements, arrangements, communications and understandings, between the Parties with respect to the subject matter hereof.

Section 9.7                                    No Third-Party Beneficiaries.  Other than as set forth in Section 9.9 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.8                                    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law provisions.

Section 9.9                                    Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.10                             Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state or federal court, this being in addition to any other remedy to which such Party is entitled at law or in equity.  Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.11                             Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

Section 9.12                             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SHAREHOLDERS OR UNITHOLDERS, AS APPLICABLE, AND AFFILIATES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 9.14                             Facsimile or Electronic Signature.  This Agreement may be executed by facsimile or electronic signature and a facsimile or electronic signature shall constitute an original for all purposes.

Section 9.15                             Survival of Representations and Warranties.  Each of the representations and warranties of the Parties contained herein shall survive the Closing.

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IN WITNESS WHEREOF, the Company and each of the Safanad Entities have caused this Agreement to be executed as of the date first written above by their respective officers or other authorized representatives thereunto duly authorized.

WORKSPACE PROPERTY TRUST

By
Name:	Roger W. Thomas
Title:	President, Secretary, Treasurer & Chief Operating Officer

SAFANAD SUBURBAN OFFICE PARTNERSHIP, LP

By: SSOP GP, LLC, its general partner

By
Name:
Title:

SSOP MANAGEMENT, LLC

By: Safanad Inc., its sole member

Name:
Title:

SSOP SLP SPLITTER, LLC

By: Safanad Inc., as manager

Name:
Title:

Acknowledged by:

WORKSPACE PROPERTY TRUST, L.P.

By:	Workspace RVFP, L.P., its General Partner

By:	RVFP WS GP, LLC, its General Partner

By:	RV Office, LLC, its Managing Member

By:
Name: Roger W. Thomas
Title: Chief Operating Officer & President